NEWS RELEASE	Exhibit 99.1

For further information, please contact Earle A. MacKenzie at 540-984-5192.

SHENANDOAH TELECOMMUNICATIONS COMPANY ANNOUNCES

YEAR END CUSTOMER RESULTS

EDINBURG, VA, (January 16, 2007) – Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) today announced year end customer results for 2006. As a Sprint PCS Affiliate of Sprint Nextel, the Company’s PCS operations added 11,909 net retail customers in the fourth quarter and 30,528 net retail customers for the year. Year end 2006 retail customers were 153,503, an increase of 24.8%. These results represent an 82.8% increase over the net adds in the fourth quarter of 2005 and a 49.8% increase over the net adds in the same 12 months of 2005. The Company had fourth quarter retail PCS churn of 1.9%, the same as the fourth quarter of 2005. The 2006 annual retail churn rate was 1.9%, an improvement from 2.0% in 2005.

Wholesale PCS customers increased by 7,095 in the fourth quarter of 2006 and 10,652 for the year, resulting in 49,378 wholesale customers at year end 2006. The Company added 4,878 wholesale PCS customers in the fourth quarter of 2005 and a total of 11,389 for 2005.

The Company had a net increase of 632 DSL customers in the fourth quarter of 2006 and 1,851 for the year, to end 2006 at 6,599, which represents an increase of 39.0%. During 2005, Shentel completed a multi-year project to make DSL available to 100% of its access lines, therefore providing all Shenandoah Telephone customers with access to broadband services.

Shenandoah Telephone ended 2006 with 24,830 access lines, an increase of 90 for the year. Shentel Converged Services (NTC) ended 2006 with 8,989 video users, 21,943 internet

January 18, 2006

News Release

users and 4,492 phone users, an increase of 528, and a decrease of 958 and 5,422 respectively from year end 2005. Shenandoah Cable had a decrease of 244 subscribers in 2006 to a total of 8,440.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a comprehensive portfolio of telecommunications products and services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

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Earle A. MacKenzie

Chief Financial Officer

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC including the Company’s 2005 Annual Report on Form 10-K. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors. The Company expressly disclaims any obligation to update or review any forward-looking statements contained in this release.

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